Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurthkenyon.com

May 17, 2017

CONE Midstream Partners LP

1000 CONSOL Energy Drive

Canonsburg, PA 15317-6506

Re:	Common Units issued by CONE Midstream Partners LP

Ladies and Gentlemen

We have acted as special counsel to CONE Midstream Partners LP, a Delaware limited partnership (the “Partnership”), in connection with an offering and sale from time to time by certain beneficial owners (the “Selling Securityholders”) of common units representing limited partner interests in the Partnership (“Common Units”). Such offering and sale have been registered with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Partnership’s registration statement on Form S-3 initially filed with the SEC on May 17, 2017 (such registration statement, as it may be amended and supplemented from time to time, the “Registration Statement”).

The Selling Securityholders are offering of up to 14,221,275 Common Units (the “Securities”) pursuant to the Partnership’s prospectus included in the Registration Statement (the “Prospectus”).

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Partnership’s First Amended and Restated Agreement of Limited Partnership, dated September 30, 2014, as amended to date, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. We have also assumed that the consideration for the Securities required in connection with their original issuance to the Selling Securityholders or their affiliates was received by the Partnership.

ANDREWS KURTH KENYON LLP

Austin    Beijing    Dallas    Dubai    Houston     London    New York    Research Triangle Park    Silicon Valley    The Woodlands    Washington, DC

<May 17, 2017>

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities have been validly issued and purchasers of such Securities pursuant to the Prospectus will have no obligation, solely by reason of their ownership of such Securities, to make any contributions to the Partnership or any further payments for their purchase of such Securities, and such purchasers will have no personal liability, solely by reason of their ownership of such Securities, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP